United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 2, 2017

ISORAY, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-33407	41-1458152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

(509) 375-1202

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On May 2, 2017, IsoRay Medical, Inc. (“Medical”), a wholly owned subsidiary of IsoRay, Inc., entered into a Rescission and Release Agreement (the “Agreement”) with the Port of Benton, a municipal corporation for the State of Washington (the “Port”). Medical had purchased real property situated in Benton County, Washington (the “Property”) from the Port. As part of that transaction, Medical entered into a development plan (the “Development Plan”) with the Port to develop the Property with the intent to relocate its manufacturing facility to the Property from its present location. The Development Plan required certain milestones for construction and minimum headcount.

The Port Commissioners previously amended the Development Plan covenants, extending to January 31, 2017, the date by which Medical needed to begin construction or be in default. Medical failed to comply with this amended covenant, and as a result was required to pay the Port the difference between the sales price and the appraised value of the Property. On April 5, 2017, Medical received from the Port an appraisal report on the Property indicating a fair market value of $365,900. As Medical had originally paid $168,000, the Development Plan required Medical to pay the Port the remaining $197,900. In exchange for this final payment, the Agreement rescinds the Development Plan, and the Development Plan is of no further force and effect. The Agreement also contains releases by each party of the other from any claims related to the Development Plan. After rescission of the Development Plan, the Port executed and recorded a quit claim deed removing the Development Plan as an encumbrance on Property’s title. As a result of the rescission of the Development Plan, Medical now owns the Property subject solely to any easements, covenants, reservations, and restrictions of record attached to the Property.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. A copy of the Agreement with related quit claim deed is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 1.02	Termination of a Material Definitive Agreement

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Rescission and Release Agreement, dated May 2, 2017, between IsoRay Medical, Inc., and the Port of Benton, including quit claim deed.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: June 7, 2017
IsoRay, Inc., a Minnesota corporation

	By:	/s/ Thomas C. LaVoy
Thomas C. LaVoy, CEO